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                                                     Registration No. 333-43917
                                                     Rule 424(b)(3)


                            SUPPLEMENT TO PROSPECTUS

                             DATED JANUARY 13, 1998

                              Service Experts, Inc.

                                 500,000 Shares

                                  Common Stock


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         The Prospectus, dated January 13, 1998 (the "Prospectus"), to which this Supplement, dated January 14, 1998, is attached (the "Supplement"), relates to the resale by the holders thereof of up to 500,000 shares of the Company's Common Stock, $.01 par value per share ("Common Stock") of Service Experts, Inc. (the "Company"), issued without registration under the Securities Act of 1933, as amended (the "Securities Act"), in transactions not involving public offerings in connection with the acquisition of the assets or securities of heating, ventilating and air conditioning ("HVAC") service and replacement businesses. In addition, the Prospectus relates to the resale of shares of Common Stock issued upon exercise of options and warrants and the conversion into shares of Common Stock of convertible securities issued in connection with acquisitions, financing activities and related transactions.

         This Supplement relates to the resale, from time to time, by Howard L. and Delvona R. Rude (collectively, the "Shareholders") of up to an aggregate of 171,230 shares (the "Shares") of Common Stock. The Shareholders acquired the Shares pursuant to an Agreement and Plan of Reorganization, effective as of September 30, 1997 (the "Purchase Agreement"), pursuant to which the Company acquired all of the issued and outstanding capital stock of Parrott Mechanical, Inc., an Idaho corporation ("Parrott"), and pursuant to a Real Property Sale Agreement, effective as of September 30, 1997 (the "Real Property Agreement"), pursuant to which Parrott Acquisition Sub, Inc., a Tennessee corporation and wholly-owned subsidiary of the Company, purchased certain real property owned by the Shareholders and utilized in the HVAC business of Parrott. Terms defined in the Prospectus have the same meaning in this Supplement unless the context otherwise requires.

         THIS SUPPLEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, AT NO CHARGE, FROM THE COMPANY. REQUESTS SHOULD BE DIRECTED TO SERVICE EXPERTS, INC., 111 WESTWOOD PLACE, SUITE 420, BRENTWOOD, TENNESSEE 37027, ATTENTION: ANTHONY M. SCHOFIELD, CHIEF FINANCIAL OFFICER (TELEPHONE NUMBER 615-371-9990).


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                 The date of this Supplement is January 14, 1998




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Selling Shareholders

         The Company acquired all of the issued and outstanding capital stock of Parrott pursuant to the Purchase Agreement. In addition, SEI Sub acquired certain real property owned by the Shareholders and utilized in connection with the HVAC business of Parrott pursuant to the Real Property Agreement. In connection with such transactions, the Company issued the Shares to the Shareholders in a transaction exempt from the registration requirements of the Securities Act. The Shares may be resold by a Shareholder through a registered broker-dealer in accordance with the terms of the Prospectus.

Plan of Offering

         This Supplement relates to the reoffering, from time to time, of the Shares through a registered broker-dealer. The Shareholders have designated SunTrust Equitable Securities ("Equitable"), a registered broker-dealer, as agent for the resale of the Shares. The Shares will be sold in private or block transactions on the New York Stock Exchange or otherwise at fixed prices which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price, or at negotiated prices. Equitable may effect such transactions by selling the Shares to or through other broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Shareholders, Equitable and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). As a result of the reoffering of the Shares pursuant to the Prospectus, as supplemented hereby, the Company and Equitable may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by (or discounts allowed to) them and any profit on the resale of the Shares as principal may be deemed to be underwriting discounts and commissions.







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